Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

July 1, 2004

Board of Directors
Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, South Carolina 29492

Blackbaud, Inc.
Registration Statement on Form S-1 (File No. 333-112978)

Ladies and Gentlemen:

     We have acted as counsel to Blackbaud, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-112978), as initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 20, 2004 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) in an underwritten public offering of 10,465,000 shares (including 1,365,000 shares subject to the underwriters’ over-allotment option) of the Company’s common stock, $0.001 par value per share (the “Shares”).

     We understand that the Shares are to be sold by the Selling Stockholders pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

     In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     Based upon the foregoing, we are of the opinion that:

     1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2.    The Shares have been duly authorized for issuance and, when the Shares have been issued and sold in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     This opinion is limited to the Delaware General Corporation law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP